Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

FOR RELEASE:	February 18, 2015

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS
RECORD EARNINGS AND SHIPMENTS FOR 2014
2014 Highlights

•	Record Adjusted EBITDA of $209.0 million vs. prior year of $181.1 million - up 15%

•	Record earnings per share of $4.66 vs. prior year of $4.07 - up 14%

•	Record railcar shipments of 8,018 vs. prior year of 6,900 - up 16.2%

•	Gross Margin of 27.2% vs. prior year of 23.8%

•	3,291 railcars added to lease fleet in 2014
St. Charles, MO, February 18, 2015 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its fourth quarter and full year 2014 financial results.
“We are proud to announce the third consecutive year of record earnings, largely driven by high production volumes and improved efficiencies at our facilities. We believe our production processes are efficiently producing high quality railcars, which has played a significant role in the 13% improvement in consolidated operating earnings in 2014, compared to 2013. Our railcar leasing segment was also a strong contributor to our increased consolidated operating margins. We remain committed to the growth of our lease fleet to further diversify our business as demonstrated by the 74% growth in our lease fleet from December 31, 2013 to December 31, 2014. Our backlog of 11,732 railcars at December 31, 2014 is at its highest point since December 2007 and includes 2,844 railcars being manufactured for lease,” said Jeff Hollister, President and CEO of ARI.
Fourth Quarter Revenue Summary
Total consolidated revenues were $150.5 million for the fourth quarter of 2014, a decrease of 24% when compared to $197.2 million for the same period in 2013. This decrease was primarily driven by decreased revenues in the manufacturing and railcar services segments, partially offset by higher railcar leasing revenues.
Manufacturing revenues were $111.7 million for the fourth quarter of 2014, a decrease of 34% compared to the same period in 2013 due to a higher mix of railcars shipped for the Company's lease fleet relative to direct sale shipments. During the fourth quarter of 2014, ARI shipped 893 direct sale railcars and 1,224 railcars built for the Company's lease fleet, compared to 1,380 direct sale railcars and 670 railcars built for the lease fleet during the same period in 2013. Railcars built for the lease fleet represented 58% of ARI’s railcar shipments during the fourth quarter of 2014 compared to 33% for the same period in 2013. While production of tank and hopper railcars continue at strong levels, a higher percentage of these railcars were built for the Company's lease fleet during the fourth quarter of 2014. Because revenues and earnings related to leased railcars are recognized over the life of the lease, ARI's quarterly results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.
Manufacturing revenues for the fourth quarter of 2014 exclude $150.3 million of estimated revenues related to railcars built for the Company's lease fleet, compared to $82.6 million for the same period in 2013. Estimated revenues related to railcars built for the Company's lease fleet increased due to a higher quantity of railcars shipped for lease. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales, but rather as lease revenues in accordance with the terms of the contract over the life of the lease.
Railcar leasing revenues were $22.3 million for the fourth quarter of 2014, an increase of 134% over the $9.5 million for the comparable period in 2013. The primary reasons for the increase in revenue were an increase in the number of railcars on lease and higher average lease rates. ARI had 7,730 railcars in its lease fleet at the end of 2014, compared to approximately 4,450 railcars at the end of 2013.

Railcar services revenues for the fourth quarter of 2014 were $16.6 million. Revenue decreased from $17.8 million for the same period in 2013 due to certain repair projects being performed at the Company's hopper railcar manufacturing facility during the fourth quarter of 2013 that did not continue into 2014. Production of hopper railcars has ramped up due to increased demand, thus repair projects are no longer being performed at this facility.
Fourth Quarter Earnings Summary
Consolidated earnings from operations were $42.4 million for the fourth quarter of 2014, a decrease of 4% over the $44.2 million for the same period in 2013. The decrease was primarily due to decreased earnings in the manufacturing segment due to a higher mix of railcars shipped for the Company's lease fleet relative to direct sale shipments and decreased earnings in the railcar services segment, partially offset by increased earnings in the railcar leasing segment.
Consolidated operating margins increased to 28.2% for the fourth quarter of 2014, compared to 22.4% for the comparable period in 2013. Consolidated operating margins continue to benefit from the growth of the Company’s lease fleet as well as the Company's ability to sustain high production volumes at its tank railcar facility and efficiently ramp up production at its hopper railcar facility, leading to operational efficiencies and leveraged overhead costs.
Manufacturing earnings from operations were $28.0 million for the fourth quarter of 2014, compared to $36.6 million for the same period in 2013. This decrease was due primarily to a higher mix of railcars shipped for our lease fleet relative to direct sale shipments, as discussed above. Estimated profit on railcars built for the Company's lease fleet was $42.6 million and $25.1 million for the fourth quarter of 2014 and 2013, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations were $13.0 million for the fourth quarter of 2014 compared to $4.9 million for the same period in 2013. This increase was due to the growth in the number of railcars in the Company's lease fleet and higher average lease rates.
Railcar services earnings from operations were $2.3 million for the fourth quarter of 2014 compared to $4.7 million for the same period in 2013. This decrease was primarily due to the termination of the Company's postretirement medical benefit plan during the fourth quarter of 2013 that resulted in a one-time gain of $1.7 million and the decrease in revenues discussed above.
EBITDA, adjusted to exclude share-based compensation, other income on short-term investments, and the loss from the sale of the Company's interest in Amtek Railcar in the fourth quarter of 2013 (Adjusted EBITDA), was $52.6 million for the fourth quarter of 2014, compared to $52.0 million for the comparable quarter of 2013. The increase was primarily driven by earnings from joint ventures improving by $2.2 million, partially offset by lower earnings from operations, as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Net earnings for the fourth quarter of 2014 were $22.7 million, or $1.06 per share, compared to $24.4 million, or $1.14 per share, in the same quarter of 2013. This decrease was driven primarily by an increase in the Company's effective tax rate and lower earnings from operations, partially offset by improved results from the Company's joint ventures, which included the loss from the sale of the investment in Amtek Railcar in 2013.
Full Year 2014 Results
Consolidated revenues for 2014 were $733.0 million compared to $750.6 million in 2013. This decrease was primarily driven by a higher mix of railcars shipped for our lease fleet relative to direct sale shipments. Railcars built for the lease fleet represented 41% of ARI's railcar shipments in 2014, compared to 27% in 2013.
The Company shipped a record 8,018 railcars in 2014 compared to 6,900 railcars in 2013, generating manufacturing segment revenues of $1.0 billion for 2014, compared to $864.0 million in 2013.
Consolidated earnings from operations for 2014 were $170.1 million, a new record and up by 13% from $150.9 million in 2013. Consolidated earnings from operations for 2014 and 2013 excluded $126.0 million and $54.6 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. Consolidated operating margins were 23.2% in 2014 compared to 20.1% in 2013, reflecting the growth in the number of railcars in the Company's lease fleet, higher average lease rates and higher volumes and good efficiencies as a result of sustained high levels of production for tank railcars and ramped up production for hopper railcars.

Adjusted EBITDA was $209.0 million in 2014, a new record and up by 15% from $181.1 million in 2013. The increase was primarily driven by increased earnings from operations, as discussed above and earnings from joint ventures improving by $4.2 million.
Net earnings in 2014 were $99.5 million, or $4.66 per share, a new record and up by 14% compared to $86.9 million, or $4.07 per share in 2013.
Cash Flow and Liquidity
The Company’s strong earnings have contributed to cash flow from operations of $136.8 million in 2014. Additionally, the Company received net proceeds of $221.8 million in 2014 from its lease fleet financings and invested $307.7 million in 3,291 new railcars for lease.
In January 2015, the Company raised $625.5 million to increase cash, refinance its 2012 and 2014 lease fleet financings, and extend the maturity of its debt. The financing provided the Company with net cash of $211.6 million.
The Company paid dividends totaling $34.2 million during 2014. At the board meeting in February, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of March 20, 2015 that will be paid on March 26, 2015.
Backlog
ARI’s backlog as of December 31, 2014 was approximately 11,732 railcars, with an estimated market value of $1.2 billion. This backlog includes approximately 2,844 railcars for lease with an estimated market value of $334.1 million.
Conference Call and Webcast
ARI will host a webcast and conference call on Thursday, February 19, 2015 at 10:00 am (Eastern Time) to discuss the Company’s fourth quarter 2014 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI provides railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding industry trends, potential regulatory developments, anticipated customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, trends related to railcar shipments for direct sale versus lease, trends relating to operating margins or manufacturing efficiencies, anticipated benefits regarding the growth of the Company’s leasing business and the mix of railcars in our lease fleet, anticipated benefits regarding the Company’s current and potential future efforts to expand its railcar repair business, anticipated future production rates, the sufficiency of the Company's short- and long-term liquidity, the Company’s plans regarding future dividends, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: basing financial or other information on judgments or estimates based on future performance or events; prospects in light of the cyclical nature of ARI’s business; the health of and prospects for the overall railcar industry; fluctuations in commodity prices, including oil and gas; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the variable purchase patterns of ARI’s railcar customers and the timing of completion, customer acceptance and shipment of orders; the Company’s ability to manage overhead and variations in production rates; the Company’s ability to recruit, retain and train adequate numbers of qualified personnel; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the impact of an economic downturn, adverse market conditions and restricted credit markets; the ongoing benefits and risks related to ARI’s relationship with Mr. Carl Icahn, ARI’s principal beneficial stockholder, through Icahn Enterprises L.P, and certain of his affiliates; the sufficiency of our liquidity and capital resources; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the impact, costs and expenses of any litigation ARI may be subject to now or in the future; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the conversion of ARI’s railcar backlog into revenues; the risks associated with the Company's current joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our indebtedness and compliance with covenants contained in the Company’s financing arrangements; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,109	$97,252
Restricted cash	7,178	3,908
Accounts receivable, net	33,618	21,939
Accounts receivable, due from related parties	33,027	16,402
Income taxes receivable	33,879	2,187
Inventories, net	117,007	90,185
Deferred tax assets	7,688	9,060
Prepaid expenses and other current assets	5,353	4,313
Total current assets	325,859	245,246
Property, plant and equipment, net	160,787	159,375
Railcars on leases, net	663,315	372,551
Deferred debt issuance costs, net	2,148	2,026
Goodwill	7,169	7,169
Investment in and loans to joint ventures	29,168	31,430
Other assets	3,963	7,812
Total assets	$1,192,409	$825,609
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	68,789	52,772
Accounts payable, due to related parties	2,793	1,410
Accrued expenses and taxes	5,208	7,231
Accrued compensation	15,046	16,071
Deferred revenue	16,723	12,985
Short-term debt, including current portion of long-term debt	110,612	6,655
Total current liabilities	219,171	97,124
Long-term debt, net of current portion	298,342	188,103
Deferred tax liability	168,349	99,212
Pension and post-retirement liabilities	8,544	4,718
Other liabilities	2,587	2,550
Total liabilities	696,993	391,707
Stockholders' equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding at both December 31, 2014 and 2013	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	260,943	195,574
Accumulated other comprehensive loss	(5,349)	(1,494)
Total stockholders’ equity	495,416	433,902
Total liabilities and stockholders’ equity	$1,192,409	$825,609

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31, 2014		Twelve Months Ended December 31, 2014
	2014	2013	2014	2013
Revenues:
Manufacturing (including revenues from affiliates of $50,823 and $245,891 for the three and twelve months ended December 31, 2014, respectively, and $101,795 and $250,455 for the same periods in 2013)	$111,729	$169,940	$600,326	$646,100
Railcar leasing	22,258	9,500	65,108	31,871
Railcar services (including revenues from affiliates of $5,730 and $19,304 for the three and twelve months ended December 31, 2014, respectively, and $3,706 and $17,167 for the same periods in 2013)	16,553	17,739	67,572	72,621
Total revenues	150,540	197,179	733,006	750,592
Cost of revenues:
Manufacturing	(81,540)	(131,372)	(455,547)	(503,178)
Railcar leasing	(7,541)	(3,665)	(23,733)	(13,394)
Railcar services	(13,532)	(12,345)	(54,386)	(55,408)
Total cost of revenues	(102,613)	(147,382)	(533,666)	(571,980)
Gross profit	47,927	49,797	199,340	178,612
Selling, general and administrative	(5,643)	(5,614)	(29,420)	(27,705)
Net gains on disposition of leased railcars	138	—	138	—
Earnings from operations	42,422	44,183	170,058	150,907
Interest income (including income from related parties of $586 and $2,678 for the three and twelve months ended December 31, 2014, respectively, and $652 and $2,678 for the same periods in 2013)	649	674	2,517	2,716
Interest expense	(2,258)	(1,484)	(7,622)	(7,337)
Loss on debt extinguishment	—	—	(1,896)	(392)
Other income	(115)	13	(20)	2,037
Earnings (loss) from joint ventures	1,833	(6,313)	1,570	(8,595)
Earnings before income taxes	42,531	37,073	164,607	139,336
Income tax expense	(19,808)	(12,703)	(65,074)	(52,440)
Net earnings	$22,723	$24,370	$99,533	$86,896
Net earnings per common share—basic and diluted	$1.06	$1.14	$4.66	$4.07
Weighted average common shares outstanding—basic and diluted	21,352	21,352	21,352	21,352

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
Three Months Ended December 31, 2014
Manufacturing	$111,729	$150,255	$261,984	$27,970	$42,645	$70,615
Railcar leasing	22,258	—	22,258	13,038	(10)	13,028
Railcar services	16,553	48	16,601	2,328	9	2,337
Corporate/Eliminations	—	(150,303)	(150,303)	(914)	(42,644)	(43,558)
Total Consolidated	$150,540	$—	$150,540	$42,422	$—	$42,422
Three Months Ended December 31, 2013
Manufacturing	$169,940	$82,607	$252,547	$36,620	$25,080	$61,700
Railcar leasing	9,500	—	9,500	4,873	23	4,896
Railcar services	17,739	107	17,846	4,692	(36)	4,656
Corporate/Eliminations	—	(82,714)	(82,714)	(2,002)	(25,067)	(27,069)
Total Consolidated	$197,179	$—	$197,179	$44,183	$—	$44,183
Twelve Months Ended December 31, 2014
Manufacturing	$600,326	$419,295	$1,019,621	$136,918	$126,019	$262,937
Railcar leasing	65,108	—	65,108	36,140	(50)	36,090
Railcar services	67,572	270	67,842	10,299	67	10,366
Corporate/Eliminations	—	(419,565)	(419,565)	(13,299)	(126,036)	(139,335)
Total Consolidated	$733,006	—	$733,006	$170,058	—	$170,058
Twelve Months Ended December 31, 2013
Manufacturing	$646,100	$217,922	$864,022	$135,454	$54,621	$190,075
Railcar leasing	31,871	—	31,871	14,836	40	14,876
Railcar services	72,621	233	72,854	14,372	(47)	14,325
Corporate/Eliminations	—	(218,155)	(218,155)	(13,755)	(54,614)	(68,369)
Total Consolidated	$750,592	—	$750,592	$150,907	—	$150,907

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Years Ended December 31,
	2014	2013
Operating activities:
Net earnings	$99,533	$86,896
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	34,212	27,712
Amortization of deferred costs	549	633
(Gain) loss on disposal of property, plant, equipment and leased railcars	(71)	24
(Earnings) loss from joint ventures	(1,570)	8,595
Provision for deferred income taxes	72,369	39,707
Provision for allowance for doubtful accounts receivable	1,064	48
Item related to investing activities:
Realized and unrealized gains on short-term investments—available for sale securities	—	(141)
Item related to financing activities:
Loss on debt extinguishment	1,896	392
Changes in operating assets and liabilities:
Accounts receivable, net	(12,779)	14,077
Accounts receivable, due from affiliates	(16,703)	(12,904)
Income taxes receivable	(31,576)	(2,316)
Inventories, net	(26,935)	19,819
Prepaid expenses and other current assets	(4,244)	(398)
Accounts payable	16,034	(12,184)
Accounts payable, due to related parties	1,383	(1,421)
Accrued expenses and taxes	639	5,468
Other	2,998	(9,241)
Net cash provided by operating activities	136,799	164,766
Investing activities:
Purchases of property, plant and equipment	(20,070)	(22,025)
Capital expenditures—leased railcars	(307,680)	(162,068)
Proceeds from the sale of property, plant, equipment and leased railcars	800	54
Proceeds from the sale of short-term investments—available for sale securities	—	12,699
Proceeds from repayments of loans by joint ventures and sale of investment in joint venture	3,750	5,100
Investments in and loans to joint ventures	—	(136)
Net cash used in investing activities	(323,200)	(166,376)
Financing activities:
Repayments of short-term and long-term debt	(204,486)	(180,083)
Proceeds from short-term and long-term debt	418,682	99,841
Change in interest reserve related to long-term debt	13	(3,908)
Payment of common stock dividends	(34,164)	(21,352)
Debt issuance costs	(2,566)	(543)
Net cash provided by (used in) financing activities	177,479	(106,045)
Effect of exchange rate changes on cash and cash equivalents	(221)	(138)
Decrease in cash and cash equivalents	(9,143)	(107,793)
Cash and cash equivalents at beginning of year	97,252	205,045
Cash and cash equivalents at end of year	$88,109	$97,252

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net earnings	$22,723	$24,370	$99,533	$86,896
Income tax expense	19,808	12,703	65,074	52,440
Interest expense	2,258	1,484	7,622	7,337
Loss on debt extinguishment	—	—	1,896	392
Interest income	(649)	(674)	(2,517)	(2,716)
Depreciation	9,789	7,279	34,212	27,712
EBITDA	$53,929	$45,162	$205,820	$172,061
Loss on sale of investment in India joint venture	—	5,917	—	5,917
Other income related to short-term investments	—	—	—	(2,008)
(Income) expense related to stock appreciation rights compensation	(1,320)	889	3,192	5,129
Adjusted EBITDA	$52,609	$51,968	$209,012	$181,099
EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation (income) expense related to stock appreciation rights (SARs), other income related to our short-term investments and the loss on sale of the Company's investment in the India joint venture. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the (income) expense associated with share-based compensation, income associated with short-term investments, and other one-time, nonrecurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock, short-term investments and certain non-recurring events. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.